PRESS RELEASE
FOR IMMEDIATE RELEASE

KBW, Inc. Announces First Quarter 2008 Financial Results

New York, NY – April 24, 2008 – KBW, Inc. (NYSE: KBW), a full-service investment bank that specializes in the financial services sector, today announced an operating net loss of $6.0 million, or $0.20 per diluted share for the quarter ended March 31, 2008.  This compares to operating net income of $9.5 million, or $0.30 per diluted share for the same quarter last year. GAAP net loss was $7.5 million, or $0.24 per diluted share for the quarter ended March 31, 2008 compared to net income of $7.7 million, or $0.24 per diluted share for the same quarter last year.  See “Non-GAAP Financial Measures” for a reconciliation of operating results to GAAP.

John G. Duffy, Chairman and Chief Executive Officer said “We are disappointed that the current difficult trading and credit markets environments caused us to revalue certain financial instruments, which resulted in a net loss for this quarter.  Our equity sales business has continued to perform well in the first quarter of this year, although the outlook for capital markets and M&A is unclear.  We believe we are uniquely positioned to provide investment banking and sales and trading services and research insight as the needs for financial services companies become clearer.  We have continued to operate without reliance on leverage, funding our operations largely from our strong capital base.  This has helped us avoid much of the liquidity risk that many of our competitors have had to deal with.  We remain confident in our competitive position, our strong capital base and are prepared to take appropriate actions as may be necessary to deal with the continuing market turmoil.”

Highlights for the quarter include:

•	Commissions revenue increased 43.5% to $52.8 million compared to $36.8 million for the first quarter of 2007 reflecting significant increases in trading levels related to market volatility.

•
Investment banking revenues decreased 7.6% to $43.1 million compared to $46.6 million for the first quarter of 2007 reflecting lower underwriting and private placements revenues partially offset by higher M&A fees. In particular, the current negative market environment for securitizations prevented the issuance of a new pool of PreTSL™ securities in this quarter, compared to one of the largest PreTSL™ transactions, which had been included in results for the 2007 quarter.

•
Principal transactions, net resulted in a loss of $30.1 million compared to revenue of $8.2 million for the first quarter of 2007.  The change was primarily related to unrealized losses on fixed income securities owned, including securities held for PreTSL™ securitizations, resulting from widening credit market spreads.

•
Operating compensation and benefits expense was $57.3 million compared to $57.5 million for the first quarter of 2007.  The operating compensation ratio was 76.5%, reflecting the principal transactions loss, compared to 56.8% in the first quarter of 2007.  GAAP compensation and benefits expense was $59.9 million compared to $60.8 million for the first quarter of 2007.

•
Non-compensation expenses increased 6.1% to $28.4 million compared to $26.7 million for the first quarter of 2007.  The increase was primarily due to increased brokerage and clearance expense directly related to the increase in trading volumes and communications and data processing expense.

•	As of March 31, 2008, stockholders’ equity, which is all tangible, amounted to $454.4 million, approximately 67% of total assets. Book value per share was $15.43.

KBW, Inc. expects to file its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission on or about May 12, 2008.

About KBW
KBW, Inc. through its subsidiaries Keefe, Bruyette & Woods, Inc., Keefe, Bruyette & Woods Limited and KBW Asset Management, is a full service investment bank specializing in the financial services industry.

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements.  In some cases, you can identify these statements by words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or “continue”, the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our annual report on Form 10-K , which is available at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

KBW, INC. AND SUBSIDIARIES
Consolidated Statements of (Loss) / Income
(Dollars in thousands, except per share information)

	Three Months Ended
	March 31,	March 31,
	2008	2007
Revenues:
Investment banking	$43,087	$46,637
Commissions	52,766	36,771
Principal transactions, net	(30,100)	8,198
Interest and dividend income	8,092	8,562
Investment advisory fees	306	376
Other	701	735

Total revenues	74,852	101,279

Expenses:
Compensation and benefits	59,933	60,768
Occupancy and equipment	4,743	4,582
Communications and data processing	6,423	5,121
Brokerage and clearance	7,153	5,682
Interest	2,068	2,557
Business development	3,789	3,677
Other	4,180	5,116
Non-compensation expenses	28,356	26,735
Total expenses	88,289	87,503
(Loss) / income before income tax (benefit) / expense	(13,437)	13,776
Income tax (benefit) / expense	(5,938)	6,056
Net (loss) / income	$(7,499)	$7,720

Earnings per share(1):
Basic	$(0.24)	$0.25
Diluted	$(0.24)	$0.24

Weighted average number of common shares outstanding(1):
Basic	30,735,039	30,640,736
Diluted	30,735,039	31,525,629

(1) In accordance with Statement of Financial Accounting Standards No. 128, basic and diluted common shares outstanding are equal for the quarter ended March 31, 2008.

Non-GAAP Financial Measures

Our management has utilized non-GAAP calculations of presented compensation and benefits expense, (loss) / income before income tax (benefit) / expense, income tax (benefit) / expense, net (loss) / income, compensation ratio and basic and diluted earnings per share that are adjusted in the manner presented above as an additional device to aid in understanding and analyzing our financial results for the first quarter of 2008. Specifically, our management believes that the non-GAAP measures provide useful information by excluding certain items that may not be indicative of our core operating results and business outlook. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods. Our reference to these non-GAAP measures should not be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance.

A limitation of utilizing these non-GAAP measures of compensation and benefits expense, (loss) / income before income tax (benefit) /expense, income tax expense, net (loss) / income, compensation ratio and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that our GAAP measures of compensation and benefits expense, (loss) / income before income tax (benefit) / expense, income tax (benefit) / expense, net (loss) / income, compensation ratio and basic and diluted earnings per share and the same respective non-GAAP measures of our financial performance should be considered together.

We have reported in this press release our compensation and benefits expense, (loss) / income before income tax (benefit) / expense, income tax (benefit) / expense, net (loss) / income, compensation ratio and basic and diluted earnings per share on a non-GAAP basis for the three months ended March 31, 2008. The non-GAAP amount excluded compensation expense related to the amortization of IPO restricted stock awards granted in November 2006.

We expect to grant restricted stock awards and other share-based compensation in the future. We do not expect to make any such substantial grants to employees outside of our regular compensation and hiring process, as we did when we granted the restricted stock awards in connection with our IPO.

The following provides details with respect to reconciling compensation and benefits expense, (loss) / income before income tax (benefit) / expense, income tax (benefit) / expense, net (loss) / income, compensation ratio and basic and diluted earnings per share on a GAAP basis for the first quarter of 2008 to the aforementioned captions on a non-GAAP basis in the same respective period.

(Dollars in thousands, except per share information)
	GAAP	Reconciliation Amount		Non-GAAP
First Quarter 2008:
Compensation and benefits expense	$59,933	$(2,673)	(a)	$57,260
(Loss) / income before income tax benefit	$(13,437)	2,673	(a)	(10,764)
Income tax (benefit) / expense	$(5,938)	$1,181	(b)	$(4,757)
Net (loss) / income	$(7,499)	$1,492	(c)	$(6,007)
Compensation ratio (d)	80.1%			76.5%

Earnings per share (e):
Basic	$(0.24)	$0.04		$(0.20)
Diluted	$(0.24)	$0.04		$(0.20)

Weighted average number of
common shares outstanding (e):
Basic	30,735,039	-	(f)	30,735,039
Diluted	30,735,039	-	(f)	30,735,039

	GAAP	Reconciliation Amount		Non-GAAP
First Quarter 2007:
Compensation and benefits expense	$60,768	$(3,227)	(a)	$57,541
Income before income tax expense	13,776	3,227	(a)	17,003
Income tax expense	$6,056	$1,420	(b)	$7,476
Net income	$7,720	$1,807	(c)	$9,527
Compensation ratio (d)	60.0%			56.8%

Earnings per share:
Basic	$0.25	$0.06		$0.31
Diluted	$0.24	$0.06		$0.30

Weighted average number of
common shares outstanding:
Basic	30,640,736	-	(f)	30,640,736
Diluted	31,525,629	-	(f)	31,525,629

(a)	The non-GAAP adjustment represents the pre-tax expense with respect to the amortization of the IPO restricted stock awards granted to employees in November 2006.
(b)	The non-GAAP adjustment with respect to income tax expense represents the elimination of the tax benefit resulting from the amortization of the IPO restricted stock awards in the period.
(c)	The non-GAAP adjustment with respect to net income was the after-tax amortization of the IPO restricted stock awards in the period.
(d)	The first quarter 2008 and 2007 compensation ratios were calculated by dividing compensation and benefits expense by total revenues of $74,852 and $101,279, respectively.
(e)	In accordance with Statement of Financial Accounting Standards No. 128, basic and diluted common shares outstanding are equal for the quarter ended March 31, 2008.
(f)	Both the basic and diluted weighted average number of common shares outstanding were not adjusted.

Further information regarding these non-GAAP financial measures is included in our annual report on Form 10-K, which is available to the public at the Securities and Exchange Commission’s (SEC) website at http://www.sec.gov and at our website at http://www.kbw.com. You may also read and copy this report at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

Contacts

Investors:
KBW Investor Relations
Alan Oshiki, 866-529-2339
or
Media:
Intermarket Communications
Neil Shapiro, 212-754-5423

Source: KBW, Inc.